CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1Aof our report dated February 21, 2005, relating to the financial statements and financial highlights which appears in the December 31, 2004 Annual Report to Shareholders of Advance Capital I, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm" and "Financial
Statements" in such Registration Statement.


PricewaterhouseCoopers LLP
Columbus, Ohio
April 29, 2005